Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

ESTÉE LAUDER COMPANIES THIRD QUARTER EARNINGS PER SHARE

RISE TO $.38, BEFORE RESTRUCTURING ACTIVITIES

- UNDERLYING SALES GROWTH REMAINS SOLID -

- COMPANY RAISES FULL YEAR OUTLOOK -

New York, NY, May 4, 2012 - The Estée Lauder Companies Inc. (NYSE: EL) today reported a solid financial performance for its third quarter ended March 31, 2012.  For the quarter, the Company had net sales of $2.25 billion, a 4% increase compared with $2.17 billion reported in the prior-year quarter.  Excluding the impact of foreign currency translation, net sales increased 5%.  The Company reported net earnings for the quarter of $130.4 million, a 5% increase compared with $124.7 million last year.  Diluted net earnings per common share rose 6% to $.33, compared with $.31 reported in the prior year.  All mention of net earnings in the body of this release refers to net earnings attributable to The Estée Lauder Companies Inc., which reflects the adjustment for noncontrolling interests.

The fiscal 2012 third quarter results included charges associated with restructuring activities of $28.8 million ($18.8 million after tax), equal to $.05 per diluted common share.  The fiscal 2011 third quarter results included returns and charges associated with restructuring activities of $23.5 million ($17.9 million after tax), equal to $.04 per diluted common share.

Excluding these returns and charges in the fiscal 2012 and 2011 third quarters, net sales for the three months ended March 31, 2012 increased 4% to $2.25 billion and net earnings rose 5% to $149.2 million.  Diluted net earnings per common share rose 7% to $.38 versus a comparable $.35 in the prior-year period.  A reconciliation between GAAP and non-GAAP financial measures is included in this release.

In the second quarter of fiscal 2012, some retailers, primarily in Asia/Pacific, accelerated their orders in advance of the Company’s January 2012 implementation of SAP at certain of its locations and brands. Those additional orders amounted to approximately $30 million in sales that would have likely occurred in the Company’s fiscal 2012 third quarter.  Additionally, the Company’s fiscal 2011 third quarter included approximately $42 million of sales resulting from accelerated orders, primarily by retailers in Europe, in advance of the Company’s April 2011 implementation of SAP at certain of its locations.  Combined, these actions created a difficult comparison between the fiscal 2012 third quarter and the fiscal 2011 third quarter of approximately $72 million in sales and $54 million in operating income, equal to $.09 per diluted common share.  The impact of these shifts by region and product category is included in this release.  Additionally, in the current third quarter, the Company established a provision for anticipated returns of approximately $16 million as a result of repositioning certain products due to changes in regulations related to sunscreen products in the United States, which reduced net sales growth by approximately 70 basis points.

Fabrizio Freda, President and Chief Executive Officer, said, “Our third quarter sales came in slightly ahead of our forecast and, importantly, we were able to leverage part of that growth into an overachievement of earnings per share. Driving our performance are focused investments on our distinctive product innovations, supported by strong creative capabilities and elevated high-touch services. These elements provide a foundation for continuous growth and, coupled with cost savings and productivity improvements, increased and sustainable profitability.  On the strength of our brands, we posted across-the-board sales gains in our regions, strong skin care growth and increases in most channels, while further generating substantial gross margin improvements.

“Sales and operating income in the quarter were unfavorably impacted by shifts in orders in advance of our implementation of SAP in various geographic locations.  Adjusting for these sales shifts and a returns charge, our current third quarter sales would have increased 9% in local currency, which speaks to the strength of our underlying business.  We will continue to opportunistically invest behind our advertising and merchandising to further propel the momentum our businesses are enjoying.  Our outlook for the balance of the year remains positive, giving us the confidence that for the full fiscal year we will achieve double-digit local currency sales growth and the ability to raise our full-year earnings per share estimate, before restructuring charges, to $2.21 to $2.26.”

The Company’s performance was due to solid overall business, particularly from its largest brands.  The Company reported sales gains in every region, including strong skin care growth within each region.  Sales growth in other product categories in each region was mixed.  Sales growth was particularly strong in travel retail and emerging markets, along with solid gains in several developed countries.

During the quarter, the Company made substantial progress on its previously stated strategic goals, with a strong improvement in cost of sales as a percentage of net sales.  All product categories and geographic regions benefited from Company-wide efforts to reduce or eliminate non-value added costs.  In connection with the long-term strategic plan and certain ongoing initiatives, the Company realized savings of $40 million during the quarter.  As a percentage of net sales, advertising, merchandising and sampling expenses increased to support the Company’s biggest innovations.  Gross margin expanded 140 basis points, while operating margin remained unchanged, before restructuring charges.

Results by Product Category

	Three Months Ended March 31
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2012	2011	Reported Basis	Local Currency	2012	2011	Reported Basis

Skin Care	$1,019.0	$ 933.4	9%	10%	$156.3	$137.1	14%
Makeup	877.0	878.2	—	1	90.2	128.3	(30)
Fragrance	231.3	232.0	—	2	(8.5)	(7.5)	(13)
Hair Care	110.1	110.0	—	1	7.4	(23.8)	100 +
Other	10.8	12.8	(16)	(14)	(5.1)	(1.5)	(100)+
Subtotal	2,248.2	2,166.4	4	4	240.3	232.6	3
Returns and charges associated with restructuring activities	—	(0.7)			(28.8)	(23.5)
Total	$2,248.2	$2,165.7	4%	5%	$211.5	$209.1	1%

Net sales and operating income for the quarter were unfavorably impacted by the shifts in orders from certain retailers due to the Company’s implementation of SAP, as previously mentioned, in the following product categories:

•                Net sales: Skin care, approximately $32 million; makeup, approximately $26 million; fragrance, approximately $8 million; hair care, approximately $5 million; other, approximately $1 million.

•                Operating income: Skin care, approximately $24 million; makeup, approximately $19 million; fragrance, approximately $6 million; hair care, approximately $4 million; other, approximately $1 million.

Excluding the impact of the shifts in orders:

•                Reported net sales in skin care, makeup, fragrance and hair care would have increased 13%, 3%, 3% and 5%, respectively.

•                Operating results in skin care, makeup, fragrance and hair care would have increased/(decreased) 35%, (16%), 43% and over 100%, respectively.

Skin Care

•                The skin care category is a strategic priority for the Company.  The Company gained share in this category during the quarter in certain countries where its products are sold.  Skin care sales growth was strong, particularly in view of the 14% growth comparison in the prior-year period (2% of which related to the shift in sales orders).

•                The Estée Lauder brand had strong sales from the recent launches of Revitalizing Supreme Global Anti-Aging Creme, Idealist Even Skintone Illuminator and Idealist Cooling Eye Illuminator.  Continued growth of Advanced Night Repair Synchronized Recovery Complex and the launch of the reformulated Resilience Lift and Nutritious Vita-Mineral lines of products also contributed incremental sales.

•                The recent launches of Repairwear Uplifting Firming Cream, Moisture Surge Intense and Turnaround Overnight Radiance Moisturizer from Clinique contributed strong incremental sales.

•                Strong sales growth from various products from La Mer and Origins also contributed to the category’s growth.

•                These sales gains were partially offset by lower sales from certain existing products.

•                Operating income increased sharply, primarily reflecting improved results from higher-margin product launches from certain of the Company’s heritage brands, as well as from higher-end prestige skin care products. These improvements were partially offset by an increase in investment spending to support the Company’s heritage brands.

Makeup

•                Makeup net sales decreased less than 1%.  Makeup sales were up against a tough comparison to the prior-year period when the category grew 24% (3% of which related to the shift in sales orders).

•                Strong growth was generated from M•A•C, primarily reflecting new product offerings.

•                Higher makeup sales also reflected the recent launches of Invisible Fluid Makeup from Estée Lauder and Quickliner For Eyes Intense from Clinique.  Lower sales from certain existing products partially offset these sales gains.

•                In the current-year period, the Company established a provision for anticipated returns of approximately $16 million as a result of repositioning certain products due to changes in regulations related to sunscreen products in the United States.  This provision reduced makeup sales growth by approximately 2%.

•                Higher sales from Smashbox and the introduction of the Tom Ford Beauty line of cosmetics contributed to the category’s growth.

•                Makeup operating income decreased, primarily reflecting the provision for anticipated returns and the write-off of inventory of approximately $17 million as mentioned above, as well as an increase in investment spending to support the Company’s makeup artist brands and certain heritage brands.

Fragrance

•                Fragrance sales decreased less than 1%, with sales gains in Europe being more than offset by declines in Asia/Pacific. Fragrance sales in the prior-year period grew 4% (3% of which related to the shift in sales orders).

•                Notable increases were generated from the recent launches of pureDKNY Verbena, DKNY Golden Delicious and Estée Lauder Sensuous Nude.  Higher fragrance sales from the Tom Ford and Jo Malone luxury brands also contributed incremental sales.

•                These increases were offset by lower sales of certain Estée Lauder and designer fragrances.

•                Fragrance operating loss widened, primarily reflecting lower profitability from Estée Lauder fragrances, partially offset by higher results from the Company’s designer fragrances, particularly in Western Europe.

Hair Care

•                Hair care net sales increased less than 1%. Hair care sales were up against a tough comparison to the prior-year period when the category grew 14% (2% of which related to the shift in sales orders).

•                Higher sales from Aveda reflected new product introductions, including the recent successful launch of its Invati line of products, as well as from expanded distribution.

•                Bumble and bumble sales declined, primarily due to the anniversary of the rollout of its expanded retail and salon distribution in the prior-year period.  Sales declines at Ojon were due, in part, to softness of its business in the direct response television channel.

•                Hair care operating results increased over 100%, primarily reflecting a favorable comparison to the prior-year period when the Company recorded impairment charges related to the Ojon brand of approximately $33 million.

Results by Geographic Region

	Three Months Ended March 31
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2012	2011	Reported Basis	Local Currency	2012	2011	Reported Basis

The Americas	$ 974.3	$ 928.9	5%	5%	$ 86.2	$ 54.7	58%
Europe, the Middle East & Africa	823.6	794.7	4	6	101.0	115.8	(13)
Asia/Pacific	450.3	442.8	2	—	53.1	62.1	(14)
Subtotal	2,248.2	2,166.4	4	4	240.3	232.6	3
Returns and charges associated with restructuring activities	—	(0.7)			(28.8)	(23.5)
Total	$ 2,248.2	$ 2,165.7	4%	5%	$211.5	$209.1	1%

In the quarter, net sales and operating income in the Company’s geographic regions were unfavorably impacted by the shifts in orders from certain retailers due to the Company’s implementation of SAP, as previously mentioned, as follows:

•                Net sales: the Americas, approximately $2 million; Europe, the Middle East & Africa, approximately $39 million; Asia/Pacific, approximately $31 million.

•                Operating income: the Americas, approximately $1 million; Europe, the Middle East & Africa, approximately $29 million; Asia/Pacific, approximately $24 million.

Excluding the impact of the shifts in orders:

•                Reported net sales in the Americas, Europe, the Middle East & Africa and Asia/Pacific would have increased 5%, 9% and 9%, respectively.

•                Operating income in the Americas, Europe, the Middle East & Africa and Asia/Pacific would have increased 60%, 15% and 26%, respectively.

The Americas

•                Net sales growth in the region was primarily attributable to strong growth in the United States, which benefited from winning new product offerings from the Company.  The improvement also reflects growth from the Company’s heritage and makeup artist brands, as well as increased sales of higher-end prestige skin care products.  Further, growth reflects prestige beauty outpacing mass, due in part to the Company’s strong innovations and personalized service.

•                The higher sales also reflect double-digit gains in Latin America, which benefited from growth in emerging markets, such as Brazil.  Sales increases in Canada also contributed to the region’s growth.

•                Sales to North American department stores grew high-single digits and sales of the Company’s products online increased double digits.

•                Partially offsetting these increases was a provision established in the current-year period for anticipated returns of approximately $16 million as a result of repositioning certain products due to changes in regulations related to sunscreen products in the United States.  This provision reduced the Americas sales growth by approximately 2%.

•                Operating income in the Americas increased 58%, reflecting the strong sales gains, which were partially offset by the timing and level of strategic spending activities.   These improvements also reflect the favorable comparison to the prior-year period when the Company recorded impairment charges related to the Ojon brand of approximately $36 million.  Operating income also reflects the impact of the current-year period provision for anticipated returns and the write-off of inventory of approximately $17 million as mentioned above.

Europe, the Middle East & Africa

•                In constant currency, net sales increased in most countries in the region and in each product category, except hair care.  The Company believes it is outpacing its competitors in this region.   Despite economic uncertainties in Europe, the Company continued to generate solid growth in a soft market.

•                The region’s sales were up against a tough comparison to the prior-year period when it grew 19% in constant currency (5% of which related to the shift in sales orders).

•                The Company’s travel retail business continued to generate strong double-digit net sales growth in the quarter, resulting from successful product launches, higher global airline passenger traffic and a stronger conversion of travelers into purchasers.

•                In constant currency, double-digit net sales growth was recorded in a number of areas, led by the Middle East, Turkey and Israel.  These increases reflect strong demand for the Company’s products, even in relatively soft retail environments.

•                These increases were partially offset by lower net sales in the United Kingdom, France and Germany.  The change in the United Kingdom and Germany resulted from the timing of orders due to the Company’s implementation of SAP, as previously discussed.

•                The Company estimates that it gained share in certain countries within its points of distribution in this region during the quarter.

•                Operating income in the region decreased, primarily due to lower results in the United Kingdom, France and Germany.  The changes in the United Kingdom and Germany reflected the SAP activity in the prior-year period.  Strong double-digit gains in the Company’s travel retail business and higher results in Russia and South Africa partially offset the overall decline.

Asia/Pacific

•                Solid local currency sales growth was generated by about half the countries in the region, with the strongest gains being posted in China, Hong Kong and Taiwan, primarily reflecting strong sales of skin care and makeup products.

•                The region’s sales were up against a tough comparison to the prior-year period when it grew 13% in constant currency (2% of which related to the shift in sales orders).

•                The Company is cautious of macroeconomic factors that could slow the growth trend of the Chinese economy.

•                These increases were partially offset by lower net sales in Korea, Singapore and Australia, primarily reflecting the timing of orders due to the Company’s implementation of SAP, as well as challenging retail environments for the Company’s products.

•                The Company estimates that for the quarter it gained share in certain countries, including China, within its points of distribution.

•                In Asia/Pacific, operating income decreased, with lower results in Korea, Singapore, Malaysia and New Zealand primarily due to the SAP activity.  Partially offsetting these lower results were higher profits from Hong Kong, Japan and China.

Nine-Month Results

•                For the nine months ended March 31, 2012, the Company reported net sales of $7.46 billion, an 11% increase from $6.75 billion in the comparable prior-year period.  Excluding the impact of foreign currency translation, net sales increased 9%.  On a reported basis, as well as in constant currency, net sales grew in each of the Company’s geographic regions and major product categories.

•                Sales in the fiscal 2011 nine months included approximately $42 million related to the additional orders from retailers previously discussed.

•                The Company reported net earnings of $805.7 million for the nine months, a 22% increase from the $659.7 million in the same period last year.  Diluted net earnings per common share for the nine months ended March 31, 2012 increased 24% to $2.03, compared with $1.64 reported in the same prior-year period.

•                The fiscal 2012 nine-month results included returns and charges associated with restructuring activities of $39.0 million ($26.1 million after tax), equal to $.07 per diluted common share.  Excluding these returns and charges, and those included in the fiscal 2011 nine-month results, net sales for the nine months ended March 31, 2012 increased 11% to $7.46 billion, net earnings rose 20% to $831.8 million and diluted net earnings per common share rose 22% to $2.10, versus a comparable $1.72 in the prior-year period.

Cash Flows

•                For the nine months ended March 31, 2012, net cash flows provided by operating activities increased 20% to $869.7 million, compared with $727.6 million in the prior-year period.

•                The increase primarily reflected the higher net earnings, as well as a net increase in cash from certain working capital components, partially offset by a decrease in other liabilities.

•                The Company had three fewer days of inventory at March 31, 2012, compared to a year ago.

•                During the nine months, the Company used operating cash flows primarily for the repurchase of shares of the Company’s Class A Common Stock and capital expenditures.  Cash on hand was also used for the payment of the annual dividend, which reflected a 40% increase per share over the previous dividend rate.

•                The Company believes that cash on hand, cash generated from operations, available credit lines and access to credit markets will be adequate to support its planned business operations on both a near- and long-term basis.

Outlook for Fiscal 2012 Fourth Quarter and Full Year

The Company has benefitted from the strength in global prestige beauty, particularly in North America, China and travel retail and expects this positive industry trend to continue. The Company’s growth has outpaced prestige beauty and should continue to grow faster than the industry.  Certain European countries, Japan and Australia are soft due to ongoing economic uncertainties and volatility in financial markets.  The Company has been able to offset to some extent the impact of these factors, demonstrating its ability to grow ahead of global prestige beauty in both soft and strong environments.  During the remainder of fiscal 2012, the Company will continue to execute its winning strategy and expects continued solid results.

Specifically, in the context of its strategy, during the remainder of fiscal 2012, the Company expects to further increase global advertising spending on winning brands, new initiatives, impactful product launches and successful existing products.  The Company’s strong performance has enabled it to substantially increase year-over-year global advertising, while still significantly improving its operating margin.  The increased advertising spend is financed by fewer promotions, non-value added cost reductions, as well as mix improvements.  The Company believes its successful advertising pull strategy will continue to stimulate and sustain its growth.

Additionally, the Company will continue its planned investment behind its strategic modernization initiative, including the rollout of SAP and upgraded capabilities to support its human resources and retail operations, which is part of a broader plan to modernize the Company’s systems and infrastructure.

Fourth Quarter

•                Net sales are forecasted to increase between 10% and 11% in constant currency.

•                Foreign currency translation is expected to negatively impact sales by approximately 3% versus the prior-year period.

•                Comparisons with the current fiscal year fourth quarter will be affected by certain events that took place in the fiscal 2011 fourth quarter, including:  The accelerated sales orders shifted into the Company’s fiscal 2011 third quarter from its fourth quarter in advance of the Company’s April 2011 implementation of SAP.  This amounted to approximately $42 million in sales and about $31 million in operating income, equal to approximately $.05 per diluted common share.  The Company’s business in Japan was adversely impacted by the natural disasters that occurred there last year and affected the Company’s fourth quarter sales growth.

•                During the fiscal 2012 fourth quarter, to continue to build momentum and gain share, the Company expects to increase global advertising spending versus last year’s fourth quarter.  This planned spending in the fourth quarter coincides with major product launches and supports successful existing products.

•                Diluted net earnings per common share, including charges associated with restructuring activities, are projected to be $.10 to $.15.

•                The Company expects to take returns and charges associated with restructuring activities in its fiscal 2012 fourth quarter of about $5 million, equal to approximately $.01 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met.

•             Diluted net earnings per common share before charges associated with restructuring activities are projected to be $.11 to $.16.

•                In connection with its long-term strategic plan, as well as certain ongoing initiatives, the Company expects to realize savings of between $20 million and $40 million in the fourth quarter of fiscal 2012.

Full Year

•                Net sales are forecasted to grow approximately 10% in constant currency.

•                Foreign currency translation is expected to be negligible versus the prior-year period.

•                The Company projects diluted net earnings per share, including charges associated with restructuring activities, to be $2.14 to $2.19.

•                The Company expects to take returns and charges associated with restructuring activities in fiscal 2012 of about $45 million, equal to approximately $.07 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met.

•                Diluted net earnings per share before charges associated with restructuring activities are projected to be $2.21 to $2.26.

•                The Company’s broad-based growth is expected to continue ahead of the prestige beauty industry.

•                On a product category basis, in constant currency, skin care and makeup are expected to be the leading sales growth categories, followed by hair care and fragrance.

•                Geographic region net sales growth in constant currency is expected to be led by Europe, the Middle East & Africa, followed by Asia/Pacific and the Americas.

•                In connection with its long-term strategic plan, as well as certain ongoing initiatives, the Company now expects to realize savings of between $140 million and $160 million during fiscal 2012.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2012 Fourth Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)	increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
(2)	the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)

consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)	destocking and tighter working capital management by retailers;
(5)	the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;
(6)	shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
(7)

social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)

changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)

foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)

changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)

shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e. focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative or by restructurings;

(12)

real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)	changes in product mix to products which are less profitable;
(14)

the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)

the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)	consequences attributable to the events that are currently taking place in the Middle East, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(17)	the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;
(18)	additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, GoodSkin Labs, Grassroots Research Labs, Sean John, Missoni, Tom Ford, Coach, Ojon, Smashbox and Ermenegildo Zegna.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

– Tables Follow –

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended March 31		Percent	Nine Months Ended March 31		Percent
	2012	2011	Change	2012	2011	Change

Net Sales (A)	$2,248.2	$2,165.7	4%	$7,462.4	$6,749.4	11%
Cost of Sales (A)	469.3	482.6		1,554.6	1,511.8
Gross Profit	1,778.9	1,683.1	6%	5,907.8	5,237.6	13%

Gross Margin	79.1%	77.7%		79.2%	77.6%

Operating expenses:
Selling, general and administrative	1,539.0	1,415.9		4,623.4	4,136.9
Restructuring and other charges (A)	28.4	21.8		39.2	39.6
Goodwill impairment (B)	—	29.3		—	29.3
Impairment of other intangible assets (C)	—	7.0		6.7	7.0
	1,567.4	1,474.0	6%	4,669.3	4,212.8	11%
Operating Expense Margin	69.7%	68.1%		62.6%	62.4%

Operating Income	211.5	209.1	1%	1,238.5	1,024.8	21%

Operating Income Margin	9.4%	9.6%		16.6%	15.2%

Interest expense, net	14.5	15.8		47.1	48.0
Other income (D)	—	—		10.5	—
Earnings before Income Taxes	197.0	193.3	2%	1,201.9	976.8	23%

Provision for income taxes	65.7	68.2		393.6	316.2
Net Earnings	131.3	125.1	5%	808.3	660.6	22%

Net earnings attributable to noncontrolling interests	(0.9)	(0.4)		(2.6)	(0.9)

Net Earnings Attributable to The Estée Lauder Companies Inc.	$130.4	$124.7	5%	$805.7	$659.7	22%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.34	$.32	7%	$2.07	$1.67	24%
Diluted	.33	.31	6%	2.03	1.64	24%

Weighted average common shares outstanding:
Basic	388.2	395.3		388.5	394.0
Diluted	396.3	404.1		397.0	402.2

(A) In February 2009, the Company announced the implementation of a multi-faceted cost savings program (the “Program”) to position it to achieve long-term profitable growth.  The Company anticipates the Program will result in related restructuring and other charges, inclusive of cumulative charges recorded to date and through the remainder of the Program, totaling between $350 million and $450 million, before taxes. Since the inception of the Program, the Company approved cost savings initiatives to resize the organization, reorganize certain functions, turnaround or exit unprofitable operations and outsource certain services.

Restructuring and other charges - Three months ended March 31, 2012 and 2011

For the three months ended March 31, 2012 and 2011, aggregate restructuring charges of $27.3 million and $20.3 million, respectively, were recorded in the Company’s consolidated statements of earnings related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company recorded other charges in connection with the implementation of the Program for the three months ended March 31, 2012 and 2011 of $1.1 million and $1.5 million, respectively, primarily related to consulting and other professional services.

For the three months ended March 31, 2012, the Company recorded a write-off of inventory of $0.4 million associated with exiting unprofitable operations. During the three months ended March 31, 2011, the Company recorded $0.7 million, reflecting sales returns (less a related cost of sales of $0.3 million) and a write-off of inventory of $1.3 million associated with turnaround operations, primarily related to the reformulation of Ojon brand products.

Total charges associated with restructuring activities included in operating income for the three months ended March 31, 2012 and 2011, were $28.8 million and $23.5 million, respectively.

Restructuring and other charges - Nine months ended March 31, 2012 and 2011

For the nine months ended March 31, 2012 and 2011, aggregate restructuring charges of $34.2 million and $32.7 million, respectively, were recorded in the Company’s consolidated statements of earnings related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company recorded other charges in connection with the implementation of the Program for the nine months ended March 31, 2012 and 2011 of $5.0 million and $6.9 million, respectively, primarily related to consulting and other professional services.

For the nine months ended March 31, 2012, the Company recorded adjustments to reduce the reserve for anticipated returns associated with restructuring activities of $(0.6) million and a write-off of inventory of $0.4 million associated with exiting unprofitable operations.  During the nine months ended March 31, 2011, the Company recorded $2.2 million, reflecting sales returns (less a related cost of sales of $0.8 million) and a write-off of inventory of $6.4 million associated with turnaround operations, primarily related to the reformulation of Ojon brand products.

Total charges associated with restructuring activities included in operating income for the nine months ended March 31, 2012 and 2011, were $39.0 million and $47.4 million, respectively.

(B) The Company performs annual impairment tests for each of its reporting units.  In addition, the Company may perform interim impairment tests as a result of changes in circumstances and certain financial indicators.  Such tests may conclude that the carrying value of certain assets exceed their estimated fair values, resulting in the recognition of impairment charges.

During the third quarter of fiscal 2011, the Company recognized an impairment charge related to the Ojon reporting unit goodwill of $29.3 million.

(C) During the second quarter of fiscal 2012, the Company recognized an impairment charge related to the Ojon reporting unit of $6.7 million for its trademark. During the third quarter of fiscal 2011, the Company recorded a trademark impairment charge related to the Ojon reporting unit of $7.0 million.

(D) In November 2011, the Company settled a commercial dispute with third parties that was outside its normal operations.  In connection therewith, the Company received a $10.5 million cash payment, which has been classified as other income in the consolidated statement of earnings.

____________

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for certain consolidated statements of earnings accounts before and after the returns and charges associated with restructuring activities.  The Company uses the non-GAAP financial measure, among other things, to evaluate its operating performance and the measure represents the manner in which the Company conducts and views its business.  Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended March 31, 2012			Three Months Ended March 31, 2011
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	% Change versus Prior Year Before Returns/Charges
Net Sales	$2,248.2	$ 0.0	$2,248.2	$2,165.7	$ 0.7	$2,166.4	4%
Cost of sales	469.3	(0.4)	468.9	482.6	(1.0)	481.6

Gross Profit	1,778.9	0.4	1,779.3	1,683.1	1.7	1,684.8	6%
Gross Margin	79.1%		79.1%	77.7%		77.7%

Operating expenses	1,567.4	(28.4)	1,539.0	1,474.0	(21.8)	1,452.2	6%

Operating Expense Margin	69.7%		68.4%	68.1%		67.0%

Operating Income	211.5	28.8	240.3	209.1	23.5	232.6	3%
Operating Income Margin	9.4%		10.7%	9.6%		10.7

Provision for income taxes	65.7	10.0	75.7	68.2	5.6	73.8
Net Earnings Attributable to The Estée Lauder Companies Inc.	130.4	18.8	149.2	124.7	17.9	142.6	5%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.33	.05	.38	.31	.04	.35	7%

	Nine Months Ended March 31, 2012			Nine Months Ended March 31, 2011
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	% Change versus Prior Year Before Returns/Charges
Net Sales	$7,462.4	$ (0.6)	$7,461.8	$6,749.4	$ 2.2	$6,751.6	11%
Cost of sales	1,554.6	(0.4)	1,554.2	1,511.8	(5.6)	1,506.2

Gross Profit	5,907.8	(0.2)	5,907.6	5,237.6	7.8	5,245.4	13%
Gross Margin	79.2%		79.2%	77.6%		77.7%

Operating expenses	4,669.3	(39.2)	4,630.1	4,212.8	(39.6)	4,173.2	11%

Operating Expense Margin	62.6%		62.1%	62.4%		61.8%

Operating Income	1,238.5	39.0	1,277.5	1,024.8	47.4	1,072.2	19%
Operating Income Margin	16.6%		17.1%	15.2%		15.9%

Provision for income taxes	393.6	12.9	406.5	316.2	14.3	330.5
Net Earnings Attributable to The Estée Lauder Companies Inc.	805.7	26.1	831.8	659.7	33.1	692.8	20%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	2.03	.07	2.10	1.64	.08	1.72	22%

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

Three Months Ended March 31

Percent Change

Nine Months Ended March 31

Percent Change

	2012	2011	Reported Basis	Local Currency	2012	2011	Reported Basis	Local Currency
NET SALES
By Region:
The Americas	$974.3	$928.9	5%	5%	$3,151.0	$2,914.1	8%	8%
Europe, the Middle East & Africa	823.6	794.7	4	6	2,728.1	2,468.9	10	10
Asia/Pacific	450.3	442.8	2	—	1,582.7	1,368.6	16	11
Subtotal	2,248.2	2,166.4	4	4	7,461.8	6,751.6	11	9
Returns associated with restructuring activities	—	(0.7)			0.6	(2.2)
Total	$2,248.2	$2,165.7	4%	5%	$7,462.4	$6,749.4	11%	9%

By Product Category:
Skin Care	$1,019.0	$933.4	9%	10%	$3,257.8	$2,820.3	16%	14%
Makeup	877.0	878.2	—	1	2,789.4	2,554.6	9	8
Fragrance	231.3	232.0	—	2	1,029.2	1,014.1	1	1
Hair Care	110.1	110.0	—	1	335.3	316.1	6	6
Other	10.8	12.8	(16)	(14)	50.1	46.5	8	7
Subtotal	2,248.2	2,166.4	4	4	7,461.8	6,751.6	11	9
Returns associated with restructuring activities	—	(0.7)			0.6	(2.2)
Total	$2,248.2	$2,165.7	4%	5%	$7,462.4	$6,749.4	11%	9%

OPERATING INCOME (LOSS)
By Region:
The Americas	$86.2	$54.7	58%		$347.8	$256.7	35%
Europe, the Middle East & Africa	101.0	115.8	(13)		598.8	556.1	8
Asia/Pacific	53.1	62.1	(14)		330.9	259.4	28
Subtotal	240.3	232.6	3		1,277.5	1,072.2	19
Charges associated with restructuring activities	(28.8)	(23.5)			(39.0)	(47.4)
Total	$211.5	$209.1	1%		$1,238.5	$1,024.8	21%

By Product Category:
Skin Care	$156.3	$137.1	14%		$692.2	$547.2	26%
Makeup	90.2	128.3	(30)		458.3	423.4	8
Fragrance	(8.5)	(7.5)	(13)		113.0	115.7	(2)
Hair Care	7.4	(23.8)	100 +		25.0	(9.8)	100 +
Other	(5.1)	(1.5)	(100)+		(11.0)	(4.3)	(100)+
Subtotal	240.3	232.6	3		1,277.5	1,072.2	19
Charges associated with restructuring activities	(28.8)	(23.5)			(39.0)	(47.4)
Total	$211.5	$209.1	1%		$1,238.5	$1,024.8	21%

THE ESTÉE LAUDER COMPANIES INC.

As part of the Company’s strategic modernization initiative, the Company anticipates the continued migration of its operations to SAP-based technologies, with the majority of its locations being enabled through 2014.  As a result, the Company has experienced, and may continue to experience, fluctuations in its net sales and operating results resulting from accelerated orders from certain of its retailers to provide adequate safety stock to mitigate any potential short-term business interruption associated with the SAP rollout.  In particular, approximately $30 million of accelerated orders were recorded as net sales in the fiscal 2012 second quarter that likely would have occurred in the fiscal 2012 third quarter.  In addition, approximately $42 million of accelerated orders were recorded as net sales in the fiscal 2011 third quarter that would have occurred in the fiscal 2011 fourth quarter.

Combined, these actions created a difficult comparison between the fiscal 2012 third quarter and the fiscal 2011 third quarter of approximately $72 million in net sales and approximately $54 million in operating  results and impacted the Company’s operating margin comparisons.  The Company believes the presentation of certain comparative information in the discussions of the quarterly results in this release that exclude the impact of the timing of these orders is useful in analyzing the net sales and operating results of its business.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After
Returns and Charges and Accelerated Orders Associated with the Company’s Implementation of SAP
(Unaudited; In millions, except per share data and percentages)

	Three Months Ended March 31, 2012				Three Months Ended March 31, 2011
	As Reported	Returns/ Charges	SAP Adjust- ments	Before Charges /SAP	As Reported	Returns/ Charges	SAP Adjust- ments	Before Charges /SAP	% Change versus Prior Year Before Charges/SAP

Net Sales	$2,248.2	$ 0.0	$ 29.6	$2,277.8	$2,165.7	$ 0.7	$ (42.2)	$2,124.2	7%

Cost of sales	469.3	(0.4)	6.4	475.3	482.6	(1.0)	(11.4)	470.2

Gross Profit	1,778.9	0.4	23.2	1,802.5	1,683.1	1.7	(30.8)	1,654.0	9%

Gross Margin	79.1%			79.1%	77.7%			77.9%

Operating expenses	1,567.4	(28.4)	—	1,539.0	1,474.0	(21.8)	—	1,452.2	6%

Operating Expense Margin	69.7%			67.5%	68.1%			68.4%

Operating Income	211.5	28.8	23.2	263.5	209.1	23.5	(30.8)	201.8	31%

Operating Income Margin	9.4%			11.6%	9.6%			9.5%

Provision for income taxes	65.7	10.0	7.8	83.5	68.2	5.6	(10.5)	63.3

Net Earnings Attributable to The Estée Lauder Companies Inc	130.4	18.8	15.4	164.6	124.7	17.9	(20.3)	122.3	35%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.33	.05	.04	.42	.31	.04	(.05)	.30	37%

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After

Returns and Charges and Accelerated Orders Associated with the Company’s Implementation of SAP

(Unaudited; In millions, except per share data and percentages)

	Nine Months Ended March 31, 2012				Nine Months Ended March 31, 2011
	As Reported	Returns/ Charges	SAP Adjust- ments	Before Charges /SAP	As Reported	Returns/ Charges	SAP Adjust- ments	Before Charges /SAP	% Change versus Prior Year Before Charges/SAP

Net Sales	$7,462.4	$ (0.6)	$ —	$7,461.8	$6,749.4	$ 2.2	$ (42.2)	$6,709.4	11%

Cost of sales	1,554.6	(0.4)	—	1,554.2	1,511.8	(5.6)	(11.4)	1,494.8

Gross Profit	5,907.8	(0.2)	—	5,907.6	5,237.6	7.8	(30.8)	5,214.6	13%

Gross Margin	79.2%			79.2%	77.6%			77.7%

Operating expenses	4,669.3	(39.2)	—	4,630.1	4,212.8	(39.6)	—	4,173.2	11%

Operating Expense Margin	62.6%			62.1%	62.4%			62.2%

Operating Income	1,238.5	39.0	—	1,277.5	1,024.8	47.4	(30.8)	1,041.4	23%

Operating Income Margin	16.6%			17.1%	15.2%			15.5%

Provision for income taxes	393.6	12.9	—	406.5	316.2	14.3	(10.5)	320.0

Net Earnings Attributable to The Estée Lauder Companies Inc	805.7	26.1	—	831.8	659.7	33.1	(20.3)	672.5	24%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	2.03	.07	—	2.10	1.64	.08	(.05)	1.67	25%

The impact of accelerated orders from certain retailers associated with the company’s implementation of SAP on net sales and operating results by product category and geographic region is as follows:

(Unaudited; In millions)	Three Months Ended March 31, 2012		Three Months Ended March 31, 2011
	Net Sales	Operating Results	Net Sales	Operating Results
Product Category:
Skin Care	$16	$13	$16	$11
Makeup	9	6	17	13
Fragrance	2	2	6	4
Hair Care	3	2	2	2
Other	—	—	1	1
Total	$30	$23	$42	$31

Region:
The Americas	$2	$1	$—	$—
Europe, the Middle East & Africa	3	3	36	26
Asia/Pacific	25	19	6	5
Total	$30	$23	$42	$31

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	March 31 2012	June 30 2011	March 31 2011
ASSETS
Current Assets
Cash and cash equivalents	$1,192.8	$1,253.0	$1,099.0
Accounts receivable, net	1,304.8	945.6	1,249.6
Inventory and promotional merchandise, net	898.7	995.6	889.3
Prepaid expenses and other current assets	503.6	492.3	472.6
Total Current Assets	3,899.9	3,686.5	3,710.5

Property, Plant and Equipment, net	1,181.8	1,143.1	1,087.2
Other Assets	1,519.8	1,444.3	1,398.8
Total Assets	$6,601.5	$6,273.9	$6,196.5

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$144.0	$138.0	$144.7
Accounts payable	406.6	446.7	373.5
Other current liabilities	1,507.6	1,358.6	1,456.3
Total Current Liabilities	2,058.2	1,943.3	1,974.5

Noncurrent Liabilities
Long-term debt	1,065.9	1,080.1	1,082.8
Other noncurrent liabilities	621.9	603.5	610.4
Total Noncurrent Liabilities	1,687.8	1,683.6	1,693.2

Total Equity	2,855.5	2,647.0	2,528.8
Total Liabilities and Equity	$6,601.5	$6,273.9	$6,196.5

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Nine Months Ended March 31
	2012	2011
Cash Flows from Operating Activities
Net earnings	$ 808.3	$ 660.6
Depreciation and amortization	215.4	212.6
Deferred income taxes	(28.7)	(8.1)
Impairment of goodwill and other intangible assets	6.7	36.3
Other items	56.6	46.0
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(397.0)	(433.9)
Decrease (increase) in inventory and promotional merchandise, net	66.0	(0.4)
Increase in other assets, net	(100.8)	(57.7)
Increase in accounts payable and other liabilities	243.2	272.2
Net cash flows provided by operating activities	$ 869.7	$ 727.6

Capital expenditures	271.9	223.9
Payments to acquire treasury stock	550.0	346.6
Dividends paid	204.0	148.0
Acquisition of businesses and other intangible assets	7.6	256.1

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